As filed with the Securities and Exchange Commission on March 2, 2017
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	36-4460265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 West Madison Street, Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

MB Financial, Inc. 401(k) Profit Sharing Plan
(Full title of the plan)

Craig M. Scheer, P.C.
Silver, Freedman, Taff & Tiernan LLP
(a limited liability partnership including professional corporations)
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[X] Large accelerated filer	[ ] Accelerated Filer
[ ] Non-accelerated filer (Do not check if a smaller reporting company)	[ ] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	350,000 shares(1)	$45.13(2)	$15,795,500 (2)	$1,831
Interests in Plan	N/A(3)	N/A(3)	N/A	N/A

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of MB Financial, Inc.

(2)
Estimated in accordance with Rule 457(h), calculated on the basis of $45.13 per share, which was the average of the high and low sale prices per share of the common stock on the NASDAQ Stock Market on February 28, 2017.

(3)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The purpose of this Registration Statement on Form S-8 is to register additional shares of the common stock, par value $.01 per share, of MB Financial, Inc. (the “Company”), authorized for issuance under the MB Financial, Inc. 401(k) Profit Sharing Plan (the “Plan”). The contents of the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-145287 and 333-97857) relating to the Plan (the “Previously Filed Registration Statements”) are incorporated herein by reference, except for Items 3, 6 and 8 of Part II of the Previously Filed Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Company or the Plan with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	the Annual Report on Form 11-K of the Plan for the plan year ended December 31, 2015; and

(c)
the description of the common stock, par value $.01 per share, of the Company contained in the Company’s Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description;

All documents filed by the Company or the Plan, as applicable, with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.
The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Doria Koros, Vice President and Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 653-1992.
All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 6.    Indemnification of Directors and Officers.
Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.
Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his or her conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.
Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.
Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.
Item 8.    Exhibits.
See Exhibit Index.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 2, 2017.

MB FINANCIAL, INC.

By:	/s/Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of MB Financial, Inc., hereby severally and individually constitute and appoint Mitchell Feiger and Randall T. Conte, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Mitchell Feiger	March 2, 2017
Mitchell Feiger
Director, President and Chief Executive Officer
(Principal Executive Officer)

/s/Randall T. Conte	March 2, 2017
Randall T. Conte
Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/John Francoeur	March 2, 2017
John Francoeur
Chief Accounting Officer
(Principal Accounting Officer)

/s/David P. Bolger	March 2, 2017
David P. Bolger
Director

/s/C. Bryan Daniels	March 2, 2017
C. Bryan Daniels
Director

/s/Sunil Garg	March 2, 2017
Sunil Garg
Director

/s/Charles J. Gries	March 2, 2017
Charles J. Gries
Director

/s/James N. Hallene	March 2, 2017
James N. Hallene
Director

/s/Thomas H. Harvey	March 2, 2017
Thomas H. Harvey
Director

/s/Richard J. Holmstrom	March 2, 2017
Richard J. Holmstrom
Director

/s/Karen J. May	March 2, 2017
Karen J. May
Director

/s/Ronald D. Santo	March 2, 2017
Ronald D. Santo
Director

/s/Jennifer W. Steans	March 2, 2017
Jennifer W. Steans
Director

/s/Renee Togher	March 2, 2017
Renee Togher
Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 2, 2017.

MB Financial, Inc. 401(k) Profit Sharing Plan
By:	/s/Rosemarie Bouman
Rosemarie Bouman Member, MB Financial, Inc. 401(k) Plan Committee

INDEX TO EXHIBITS

Exhibit Number	Document

4.1
Charter of the Registrant (included as Exhibit 4.1 to Post-Effective Amendment No. One on Form S-8 to the Registrant’s Registration Statement on Form S-4, filed on August 26, 2016 (No. 333-208966) and incorporated herein by reference).

4.2	Bylaws of the Registrant, as amended (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 2, 2015 (File No. 001-36599) and incorporated herein by reference).

5
The shares of common stock of the Registrant registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. Because none of such securities will be original issuance securities, no opinion of counsel regarding the legality of the securities being registered is required.

23	Consent of RSM US LLP

24	Power of Attorney (contained on signature page)

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.